Exhibit 99.1

N E W S R E L E A S E	D A T E : October 21, 2020

NASDAQ REPORTS THIRD QUARTER 2020 RESULTS;

DELIVERS BROAD-BASED 13% REVENUE GROWTH VS. PRIOR YEAR PERIOD

•

Third quarter 2020 net revenues[1] were $715 million, an increase of 13% over the third quarter of 2019. Compared to the prior year period, revenues in the non-trading segments[2] increased 12% primarily due to organic growth while Market Services revenues increased 15%, due to elevated trading volumes in U.S. equities and options.

•	The GAAP operating margin was 46% in the third quarter of 2020, up from 36% in the prior year period, while the non-GAAP[3] operating margin of 52% increased from 50% in the prior year period.

•

Third quarter 2020 GAAP diluted earnings per share, or EPS, was $1.58, up 76% from $0.90 in the third quarter of 2019. Third quarter 2020 non-GAAP diluted EPS was $1.53, up 20% from $1.27 in the third quarter of 2019.

•

During the third quarter of 2020, the company returned $115 million to shareholders through share repurchases and dividends, and in the first nine months of 2020, returned $425 million through $239 million in dividends and $186 million in share repurchases.

•

Nasdaq’s senior management will hold an Investor Day on November 10, 2020 to discuss its operations and strategy, the first since detailing the “strategic pivot” and related performance objectives in early 2018.

New York, NY - Nasdaq, Inc. (Nasdaq: NDAQ) today reported financial results for the third quarter of 2020.

Third quarter 2020 net revenues were $715 million, an increase of $83 million, or 13%, from $632 million in the prior year period. Net revenues reflected a $41 million positive impact from organic growth in the non-trading segments, a $29 million positive impact from organic growth in the Market Services segment, a $4 million increase from the inclusion of revenues from acquisitions and a $9 million increase from the impact of favorable changes in foreign exchange rates.

“Our third quarter results highlight the strength of Nasdaq’s diversified product offerings and business model, capitalizing on opportunities presented by 2020’s capital markets backdrop, including elevated trading volumes, rising index valuations and robust IPO issuance, while also continuing to execute against the secular opportunities arising from our clients’ evolving longer-term needs,” said Adena Friedman, President and CEO, Nasdaq. “Nasdaq’s resilience and agility to adjust to the unique operating environment presented by COVID-19 is not only demonstrated in our current results, but also in the team’s continued focus on advancing Nasdaq as a technology and analytics provider, including our recently announced expansion of our Reg-Tech offerings into anti-money laundering.”

GAAP operating expenses were $389 million in the third quarter of 2020, a decrease of $17 million from $406 million in the third quarter of 2019. The decrease primarily reflects lower general, administrative and other costs and lower restructuring charges, partially offset by higher compensation and benefits expense and professional fees.

[1]	Represents revenues less transaction-based expenses.
[2]	Constitutes revenues from Market Technology, Information Services and Corporate Services segments.
[3]	Refer to our reconciliations of U.S. GAAP to non-GAAP net income, diluted earnings per share, operating income and operating expenses, included in the attached schedules.

Non-GAAP operating expenses were $346 million in the third quarter of 2020, an increase of $29 million, or 9%, compared to the third quarter of 2019. This reflects a $17 million organic increase primarily due to higher compensation and benefits expense, a $7 million increase from the impact of acquisitions as well as a $5 million increase from the impact of unfavorable changes in foreign exchange rates.

“Nasdaq continues to be well positioned from an operational and capital perspective despite the uncertainties and challenges presented by COVID-19, as reflected by the resilient and strong performance of our businesses and the reduction of net leverage over the course of 2020,” said Michael Ptasznik, Executive Vice President and Chief Financial Officer, Nasdaq. “In turn, we continue to execute on our capital plan, including investing in infrastructure, deploying capital in attractive long term opportunities as well as delivering on our dividend growth and share repurchase objectives through the return of $425 million to shareholders during the first nine months of 2020.”

On a GAAP basis, net income in the third quarter of 2020 was $264 million, or diluted EPS of $1.58, compared to $150 million, or $0.90 per diluted share, in the third quarter of 2019.

On a non-GAAP basis, net income in the third quarter of 2020 was $256 million, or $1.53 per diluted share, compared to $212 million, or $1.27 per diluted share, in the third quarter of 2019.

At September 30, 2020, the company had cash and cash equivalents of $584 million and total debt of $3,571 million, resulting in net debt of $2,987 million. This compares to total debt of $3,387 million and net debt of $3,055 million at December 31, 2019. As of September 30, 2020, there was $446 million remaining under the board authorized share repurchase program.

UPDATING 2020 NON-GAAP EXPENSE AND TAX GUIDANCE1

The company is updating its 2020 non-GAAP operating expense guidance to a range of $1,360 to $1,370 million, with the change primarily reflecting unfavorable changes in foreign exchange rates. Nasdaq expects its 2020 non-GAAP tax rate to be in the range of 26% to 27%.

[1]

U.S. GAAP operating expense and tax rate guidance are not provided due to the inherent difficulty in quantifying certain amounts due to a variety of factors including the unpredictability in the movement in foreign currency rates, as well as future charges or reversals outside of the normal course of business.

BUSINESS HIGHLIGHTS

Market Services - Net revenues were $259 million in the third quarter of 2020, an increase of $33 million, or 15%, compared to the third quarter of 2019.

Equity Derivative Trading and Clearing - Net revenues were $84 million in the third quarter of 2020, an increase of $9 million from the third quarter of 2019. The increase reflects higher U.S. industry trading volumes, partially offset by a lower U.S. net capture rate and lower overall U.S. matched market share.

Cash Equity Trading - Net revenues were $85 million in the third quarter of 2020, an increase of $22 million from the third quarter of 2019. The increase primarily reflects higher U.S. and European industry trading volumes and a higher U.S. net capture rate, partially offset by lower overall U.S. matched market share.

Fixed Income and Commodities Trading and Clearing - Net revenues were $14 million in the third quarter of 2020, down $2 million from the third quarter of 2019. The decrease was driven by lower U.S. fixed income volumes and the sale of the core assets of our NFX business.

Trade Management Services - Revenues were $76 million in the third quarter of 2020, an increase of $4 million from the third quarter of 2019, primarily due to increased demand for connectivity services.

Corporate Services - Revenues were $132 million in the third quarter of 2020, an increase of $8 million, or 6%, compared to the third quarter of 2019.

Listing Services - Revenues were $79 million in the third quarter of 2020, an increase of $5 million from the third quarter of 2019. The increase was primarily driven by higher U.S. listing revenues due to an increase in the overall number of listed companies and a strong IPO market.

Corporate Solutions - Revenues were $53 million in the third quarter of 2020, an increase of $3 million from the third quarter of 2019, due to increases in both governance solutions revenues and IR intelligence revenues.

Information Services - Revenues were $238 million in the third quarter of 2020, an increase of $40 million, or 20%, compared to the third quarter of 2019.

Market Data - Revenues were $107 million in the third quarter of 2020, an increase of $5 million from the third quarter of 2019, with organic growth in U.S. proprietary products from new sales, including continued expansion geographically, and an increase in shared tape plan revenues.

Index - Revenues were $86 million in the third quarter of 2020, an increase of $30 million, or 54%, from the third quarter of 2019. The increase was primarily driven by higher licensing revenues from higher average assets under management (AUM) in exchange traded products (ETPs) linked to Nasdaq indexes, higher licensing revenues from futures trading linked to the Nasdaq-100 Index and higher index data revenues.

Investment Data & Analytics - Revenues were $45 million in the third quarter of 2020, an increase of $5 million from the third quarter of 2019, primarily due to the acquisition of Solovis and growth in eVestment.

Market Technology - Revenues were $86 million in the third quarter of 2020, an increase of $2 million, or 2%, compared to the third quarter of 2019. The increase is primarily due to higher SaaS surveillance revenues and a favorable impact from changes in foreign exchange rates, partially offset by lower software delivery and support revenues and lower change request and advisory revenues. Annualized recurring revenue1, or ARR, totaled $278 million in the third quarter of 2020, an increase of 9% year over year.

[1]

Annualized Recurring Revenue (ARR) for a given period is the annualized revenue of active Market Technology support and SaaS subscription contracts. ARR is currently one of our key performance metrics to assess the health and trajectory of our business. ARR does not have any standardized definition and is therefore unlikely to be comparable to similarly titled measures presented by other companies. ARR should be viewed independently of revenue and deferred revenue and is not intended to be combined with or to replace either of those items. ARR is not a forecast and the active contracts at the end of a reporting period used in calculating ARR may or may not be extended or renewed by our customers.

CORPORATE HIGHLIGHTS

•

CFO Michael Ptasznik decides to retire after a successful 30-year career in the accounting and financial services profession, and will be succeeded by Ann Dennison, Nasdaq’s Controller and Chief Accounting Officer. In a separate announcement today, Nasdaq said that Michael Ptasznik has decided to retire from his position as Chief Financial Officer effective February 28, 2021. Mr. Ptasznik will be succeeded by Ann Dennison, Nasdaq’s Senior Vice President, Controller and Chief Accounting Officer. Ms. Dennison will assume the role of Chief Financial Officer effective March 1, 2021.

•

Nasdaq is launching several new licensed index products building on the momentum established by record AUM and trading volume in licensed index ETPs and derivatives in the third quarter of 2020. Overall AUM in ETPs benchmarked to Nasdaq’s proprietary indexes totaled $313 billion as of September 30, 2020, an increase of 51% compared to September 30, 2019. The increase in AUM was led by an 83% rise year-over-year in ETP assets linked to Nasdaq-100 indexes. During the period, Nasdaq announced the launch of two new licensed index futures contracts, the Nasdaq-100 Volatility Index (VOLQ) and the Nasdaq Veles California Water Index (NQH20). In October 2020, Invesco announced the launch of the Invesco QQQ Innovation Suite, which offers investors access to additional investment products tied to the Nasdaq-100 Index and new Nasdaq Next Generation 100 Index.

•

Nasdaq continues to see strong client traction in its Market Technology segment and expands its financial crime solution set with a new anti-money laundering solution. New order intake totaled $84 million during the third quarter of 2020, including four new customers. During the first nine months of 2020, Nasdaq signed nine new market infrastructure operator clients, including seven new SaaS marketplace customers, reinforcing the shift toward SaaS and service client deployments. Nasdaq announced the launch of the cloud-deployed Nasdaq Automated Investigator, an automated solution for investigating anti-money laundering for retail and commercial banks and other financial institutions.

•

The Nasdaq Stock Market led U.S. exchanges for IPOs during the first nine months of 2020. In the third quarter of 2020, The Nasdaq Stock Market welcomed 144 new U.S. listings, including 105 IPOs, compared to 41 IPOs in the third quarter of 2019. Nasdaq’s IPO win rate totaled 65% during the third quarter of 2020, with a 79% IPO win rate among operating companies[1]. The U.S. IPO win rate totaled 66% during the first nine months of 2020 and 81% among operating companies. Highlights during the third quarter included IPOs from GoodRX, Li Auto, Jamf Holding Corp and nCino, as well as six listings switches with an aggregate global market capitalization of $187 billion, including AstraZeneca PLC and Keurig Dr Pepper Inc.

•

Nasdaq’s Market Services segment maintains strong competitive positioning in U.S. and Europe and sets a new quarterly trading volume record in U.S. options. In the third quarter of 2020, Nasdaq’s U.S. options market set a quarterly record of 660 million contracts traded, an increase of 52% year over year. During the period, U.S. cash equities market share improved from the second quarter of 2020 as the combined matched market share executed on Nasdaq’s exchanges totaled 19.4%[2], U.S. options share totaled 36.7%[3] and Nordic equities totaled 77.5%.

•

Nasdaq launches purpose initiative to advance inclusive growth and prosperity. The Purpose Initiative comprises the company’s philanthropic, community outreach, corporate sustainability, and employee volunteerism programs, all designed to leverage Nasdaq’s unique place at the center of capital creation, markets, and technology and drive stronger economies, more equitable opportunities and contribute to a more sustainable world.

[1]	Operating companies exclude special purpose acquisition companies.
[2]

In the third quarter of 2020, the combined U.S. cash equities matched market share executed on Nasdaq’s exchanges consisted of 18.0% at The Nasdaq Stock Market, 0.8% at Nasdaq BX and 0.6% at Nasdaq PSX.

[3]

In the third quarter of 2020, the combined U.S. options matched market share executed on Nasdaq’s exchanges consisted of 12.8% at Nasdaq PHLX, 9.6% at The Nasdaq Options Market, 6.9% at Nasdaq ISE, 6.3% at Nasdaq GEMX, 0.9% at Nasdaq MRX and 0.2% at Nasdaq BX.

ABOUT NASDAQ

Nasdaq (Nasdaq: NDAQ) is a global technology company serving the capital markets and other industries. Our diverse offering of data, analytics, software and services enables clients to optimize and execute their business vision with confidence. To learn more about the company, technology solutions and career opportunities, visit us on LinkedIn, on Twitter @Nasdaq, or at www.nasdaq.com.

NON-GAAP INFORMATION

In addition to disclosing results determined in accordance with U.S. GAAP, Nasdaq also discloses certain non-GAAP results of operations, including, but not limited to, non-GAAP net income attributable to Nasdaq, non-GAAP diluted earnings per share, non-GAAP operating income, and non-GAAP operating expenses, that include certain adjustments or exclude certain charges and gains that are described in the reconciliation tables of U.S. GAAP to non-GAAP information provided at the end of this release. Management uses this non-GAAP information internally, along with U.S. GAAP information, in evaluating our performance and in making financial and operational decisions. We believe our presentation of these measures provides investors with greater transparency and supplemental data relating to our financial condition and results of operations. In addition, we believe the presentation of these measures is useful to investors for period-to-period comparisons of results as the items described below in the reconciliation tables do not reflect ongoing operating performance.

These measures are not in accordance with, or an alternative to, U.S. GAAP, and may be different from non-GAAP measures used by other companies. In addition, other companies, including companies in our industry, may calculate such measures differently, which reduces its usefulness as a comparative measure. Investors should not rely on any single financial measure when evaluating our business. This information should be considered as supplemental in nature and is not meant as a substitute for our operating results in accordance with U.S. GAAP. We recommend investors review the U.S. GAAP financial measures included in this earnings release. When viewed in conjunction with our U.S. GAAP results and the accompanying reconciliations, we believe these non-GAAP measures provide greater transparency and a more complete understanding of factors affecting our business than U.S. GAAP measures alone.

We understand that analysts and investors regularly rely on non-GAAP financial measures, such as non-GAAP net income attributable to Nasdaq, non-GAAP diluted earnings per share, non-GAAP operating income and non-GAAP operating expenses to assess operating performance. We use these measures because they highlight trends more clearly in our business that may not otherwise be apparent when relying solely on U.S. GAAP financial measures, since these measures eliminate from our results specific financial items that have less bearing on our ongoing operating performance.

Foreign exchange impact: In countries with currencies other than the U.S. dollar, revenues and expenses are translated using monthly average exchange rates. Certain discussions in this release isolate the impact of year-over-year foreign currency fluctuations to better measure the comparability of operating results between periods. Operating results excluding the impact of foreign currency fluctuations are calculated by translating the current period’s results by the prior period’s exchange rates.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Information set forth in this communication contains forward-looking statements that involve a number of risks and uncertainties. Nasdaq cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information. Such forward-looking statements include, but are not limited to (i) projections relating to our future financial results, total shareholder returns, growth, trading volumes, products and services, ability to transition to new business models, order backlog, taxes and achievement of synergy targets, (ii) statements about the closing or implementation dates and benefits of certain acquisitions and other strategic, restructuring, technology, de-leveraging and capital allocation initiatives, (iii) statements about our integrations of our recent acquisitions, (iv) statements relating to any litigation or regulatory or government investigation or action to which we are or could become a party, (v) the potential impact of the COVID-19 pandemic on our business, operations, results of operations, financial condition, workforce or the operations or decisions of our customers, suppliers or business partners, and (vi) other statements that are not historical facts. Forward-looking statements involve a number of risks, uncertainties or other factors beyond Nasdaq’s control. These factors include, but are not limited to, Nasdaq’s ability to implement its strategic initiatives, economic, political and market conditions and fluctuations, government and industry regulation, interest rate risk, U.S.

and global competition, and other factors detailed in Nasdaq’s filings with the U.S. Securities and Exchange Commission, including its annual reports on Form 10-K and quarterly reports on Form 10-Q which are available on Nasdaq’s investor relations website at http://ir.nasdaq.com and the SEC’s website at www.sec.gov. Nasdaq undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

WEBSITE DISCLOSURE

Nasdaq intends to use its website, ir.nasdaq.com, as a means for disclosing material non-public information and for complying with SEC Regulation FD and other disclosure obligations.

MEDIA RELATIONS CONTACT: Allan Schoenberg +1.212.231.5534 allan.schoenberg@nasdaq.com	INVESTOR RELATIONS CONTACT: Ed Ditmire, CFA +1.212.401.8737 ed.ditmire@nasdaq.com

Nasdaq, Inc.

Condensed Consolidated Statements of Income

(in millions, except per share amounts)

(unaudited)

	Three Months Ended
	September 30,	June 30,	September 30,
	2020	2020	2019
Revenues:
Market Services	$958	$975	$690
Transaction-based expenses:
Transaction rebates	(518)	(530)	(349)
Brokerage, clearance and exchange fees	(181)	(169)	(115)

Total Market Services revenues less transaction-based expenses	259	276	226
Corporate Services	132	126	124
Information Services	238	213	198
Market Technology	86	84	84

Revenues less transaction-based expenses	715	699	632

Operating Expenses:
Compensation and benefits	198	189	175
Professional and contract services	38	31	31
Computer operations and data communications	39	35	33
Occupancy	29	26	24
General, administrative and other	13	25	40
Marketing and advertising	7	4	8
Depreciation and amortization	51	50	47
Regulatory	2	7	8
Merger and strategic initiatives	1	4	10
Restructuring charges	11	13	30

Total operating expenses	389	384	406

Operating income	326	315	226
Interest income	—	1	3
Interest expense	(24)	(26)	(29)
Other income	1	—	—
Net income from unconsolidated investees	54	26	15

Income before income taxes	357	316	215
Income tax provision	93	75	65

Net income attributable to Nasdaq	$264	$241	$150

Per share information:
Basic earnings per share	$1.61	$1.47	$0.91

Diluted earnings per share	$1.58	$1.45	$0.90

Cash dividends declared per common share	$0.49	$0.49	$0.47

Weighted-average common shares outstanding for earnings per share:
Basic	164.2	164.1	164.3
Diluted	167.5	166.1	167.0

Nasdaq, Inc.

Revenue Detail

(in millions)

(unaudited)

	Three Months Ended
	September 30,	June 30,	September 30,
	2020	2020	2019
MARKET SERVICES REVENUES
Equity Derivative Trading and Clearing Revenues	$317	$297	$209
Transaction-based expenses:
Transaction rebates	(214)	(199)	(121)
Brokerage, clearance and exchange fees	(19)	(15)	(13)

Total net equity derivative trading and clearing revenues	84	83	75

Cash Equity Trading Revenues	550	590	392
Transaction-based expenses:
Transaction rebates	(303)	(331)	(227)
Brokerage, clearance and exchange fees	(162)	(153)	(102)

Total net cash equity trading revenues	85	106	63

Fixed Income and Commodities Trading and Clearing Revenues	15	15	17
Transaction-based expenses:
Transaction rebates	(1)	—	(1)
Brokerage, clearance and exchange fees	—	(1)	—

Total net fixed income and commodities trading and clearing revenues	14	14	16

Trade Management Services Revenues	76	73	72

Total Net Market Services revenues	259	276	226

CORPORATE SERVICES REVENUES
Listings Services revenues	79	74	74
Corporate Solutions revenues	53	52	50

Total Corporate Services revenue	132	126	124

INFORMATION SERVICES REVENUES
Market Data revenues	107	101	102
Index revenues	86	68	56
Investment Data & Analytics revenues	45	44	40

Total Information Services revenues	238	213	198

MARKET TECHNOLOGY REVENUES	86	84	84

REVENUES LESS TRANSACTION-BASED EXPENSES	$715	$699	$632

Nasdaq, Inc.

Condensed Consolidated Balance Sheets

(in millions)

	September 30,	December 31,
	2020	2019
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$584	$332
Restricted cash and cash equivalents	33	30
Financial investments	177	291
Receivables, net	504	422
Default funds and margin deposits	3,378	2,996
Other current assets	134	219

Total current assets	4,810	4,290
Property and equipment, net	435	384
Goodwill	6,600	6,366
Intangible assets, net	2,218	2,249
Operating lease assets	387	346
Other non-current assets	381	289

Total assets	$14,831	$13,924

Liabilities
Current liabilities:
Accounts payable and accrued expenses	$145	$148
Section 31 fees payable to SEC	63	132
Accrued personnel costs	184	188
Deferred revenue	290	211
Other current liabilities	101	161
Default funds and margin deposits	3,378	2,996
Short-term debt	—	391

Total current liabilities	4,161	4,227
Long-term debt	3,571	2,996
Deferred tax liabilities, net	513	552
Operating lease liabilities	397	331
Other non-current liabilities	175	179

Total liabilities	8,817	8,285

Commitments and contingencies
Equity
Nasdaq stockholders’ equity:
Common stock	2	2
Additional paid-in capital	2,524	2,632
Common stock in treasury, at cost	(367)	(336)
Accumulated other comprehensive loss	(1,632)	(1,686)
Retained earnings	5,484	5,027

Total Nasdaq stockholders’ equity	6,011	5,639
Noncontrolling interests	3	—

Total equity	6,014	5,639

Total liabilities and equity	$14,831	$13,924

Nasdaq, Inc.

Reconciliation of U.S. GAAP Net Income, Diluted Earnings Per Share, Operating Income and

Operating Expenses to Non-GAAP Net Income, Diluted Earnings Per Share, Operating Income, and Operating Expenses

(in millions, except per share amounts)

(unaudited)

	Three Months Ended
	September 30,	June 30,	September 30,
	2020	2020	2019
U.S. GAAP net income attributable to Nasdaq	$264	$241	$150
Non-GAAP adjustments:
Amortization expense of acquired intangible assets (1)	26	26	25
Merger and strategic initiatives (2)	1	4	10
Restructuring charges (3)	11	13	30
Net income from unconsolidated investee (4)	(55)	(25)	(15)
Charitable donations (5)	—	12	—
Provision for notes receivable (5)	6	—	20
Other (5)	(1)	2	4

Total non-GAAP adjustments	(12)	32	74
Non-GAAP adjustment to the income tax provision (6)	4	(17)	(12)

Total non-GAAP adjustments, net of tax	(8)	15	62

Non-GAAP net income attributable to Nasdaq	$256	$256	$212

U.S. GAAP diluted earnings per share	$1.58	$1.45	$0.90
Total adjustments from non-GAAP net income above	(0.05)	0.09	0.37

Non-GAAP diluted earnings per share	$1.53	$1.54	$1.27

Weighted-average diluted common shares outstanding for earnings per share	167.5	166.1	167.0

(1)

We amortize intangible assets acquired in connection with various acquisitions. Intangible asset amortization expense can vary from period to period due to episodic acquisitions completed, rather than from our ongoing business operations.

(2)

We have pursued various strategic initiatives and completed acquisitions and divestitures in recent years which have resulted in expenses which would not have otherwise been incurred. These expenses generally include integration costs, as well as legal, due diligence and other third party transaction costs and will vary based on the size and frequency of the activities described above.

(3)

In September 2019, we initiated the transition of certain technology platforms to advance the company’s strategic opportunities as a technology and analytics provider and continue the realignment of certain business areas. Charges associated with this plan represent a fundamental shift in our strategy and technology as well as executive re-alignment and will be excluded for purposes of calculating non-GAAP measures as they are not reflective of ongoing operating performance or comparisons in Nasdaq’s performance between periods. The restructuring charges primarily consisted of consulting services, asset impairment charges primarily related to capitalized software that was retired, and accelerated depreciation expense on certain assets as a result of a decrease in their useful life.

(4)

Primarily represents net income recognized from our equity interest in OCC. In February 2019, the SEC disapproved the OCC rule change that established OCC’s 2015 capital plan and OCC suspended customer rebates and dividends to owners. We will continue to exclude net income related to our share of OCC’s earnings for purposes of calculating non-GAAP measures as our income on this investment may vary significantly compared to prior years. This will provide a more meaningful analysis of Nasdaq’s ongoing operating performance or comparisons in Nasdaq’s performance between periods.

(5)

We have excluded certain other charges or gains that are the result of other non-comparable events to measure operating performance. These significant items primarily include a provision for notes receivable associated with the funding of technology development for the consolidated audit trail for the three months ended September 30, 2020 and September 30, 2019 and charitable donations made to the Nasdaq Foundation, COVID-19 response and relief efforts, and social justice charities for the three months ended June 30, 2020.

(6)

The non-GAAP adjustment to the income tax provision primarily includes the tax impact of each non-GAAP adjustment and for the three months ended June 30, 2020 a tax benefit on previously disallowed compensation related deductions.

Nasdaq, Inc.

Reconciliation of U.S. GAAP Net Income, Diluted Earnings Per Share, Operating Income and

Operating Expenses to Non-GAAP Net Income, Diluted Earnings Per Share, Operating Income, and Operating Expenses

(in millions)

(unaudited)

	Three Months Ended
	September 30,	June 30,	September 30,
	2020	2020	2019
U.S. GAAP operating income	$326	$315	$226
Non-GAAP adjustments:
Amortization expense of acquired intangible assets (1)	26	26	25
Merger and strategic initiatives (2)	1	4	10
Restructuring charges (3)	11	13	30
Charitable donations (4)	—	12	—
Provision for notes receivable (4)	6	—	20
Other (4)	(1)	2	4

Total non-GAAP adjustments	43	57	89

Non-GAAP operating income	$369	$372	$315

Revenues less transaction-based expenses	$715	$699	$632
U.S. GAAP operating margin (5)	46%	45%	36%
Non-GAAP operating margin (6)	52%	53%	50%

(1)

We amortize intangible assets acquired in connection with various acquisitions. Intangible asset amortization expense can vary from period to period due to episodic acquisitions completed, rather than from our ongoing business operations.

(2)

We have pursued various strategic initiatives and completed acquisitions and divestitures in recent years which have resulted in expenses which would not have otherwise been incurred. These expenses generally include integration costs, as well as legal, due diligence and other third party transaction costs and will vary based on the size and frequency of the activities described above.

(3)

In September 2019, we initiated the transition of certain technology platforms to advance the company’s strategic opportunities as a technology and analytics provider and continue the realignment of certain business areas. Charges associated with this plan represent a fundamental shift in our strategy and technology as well as executive re-alignment and will be excluded for purposes of calculating non-GAAP measures as they are not reflective of ongoing operating performance or comparisons in Nasdaq’s performance between periods. The restructuring charges primarily consisted of consulting services, asset impairment charges primarily related to capitalized software that was retired, and accelerated depreciation expense on certain assets as a result of a decrease in their useful life.

(4)

We have excluded certain other charges or gains that are the result of other non-comparable events to measure operating performance. These significant items primarily include a provision for notes receivable associated with the funding of technology development for the consolidated audit trail for the three months ended September 30, 2020 and September 30, 2019 and charitable donations made to the Nasdaq Foundation, COVID-19 response and relief efforts, and social justice charities for the three months ended June 30, 2020.

(5)	U.S. GAAP operating margin equals U.S. GAAP operating income divided by revenues less transaction-based expenses.
(6)	Non-GAAP operating margin equals non-GAAP operating income divided by revenues less transaction-based expenses.

Nasdaq, Inc.

Reconciliation of U.S. GAAP Net Income, Diluted Earnings Per Share, Operating Income and

Operating Expenses to Non-GAAP Net Income, Diluted Earnings Per Share, Operating Income, and Operating Expenses

(in millions)

(unaudited)

	Three Months Ended
	September 30,	June 30,	September 30,
	2020	2020	2019
U.S. GAAP operating expenses	$389	$384	$406
Non-GAAP adjustments:
Amortization expense of acquired intangible assets (1)	(26)	(26)	(25)
Merger and strategic initiatives (2)	(1)	(4)	(10)
Restructuring charges (3)	(11)	(13)	(30)
Charitable donations (4)	—	(12)	—
Provision for notes receivable (4)	(6)	—	(20)
Other (4)	1	(2)	(4)

Total non-GAAP adjustments	(43)	(57)	(89)

Non-GAAP operating expenses	$346	$327	$317

(1)

We amortize intangible assets acquired in connection with various acquisitions. Intangible asset amortization expense can vary from period to period due to episodic acquisitions completed, rather than from our ongoing business operations.

(2)

We have pursued various strategic initiatives and completed acquisitions and divestitures in recent years which have resulted in expenses which would not have otherwise been incurred. These expenses generally include integration costs, as well as legal, due diligence and other third party transaction costs and will vary based on the size and frequency of the activities described above.

(3)

In September 2019, we initiated the transition of certain technology platforms to advance the company’s strategic opportunities as a technology and analytics provider and continue the realignment of certain business areas. Charges associated with this plan represent a fundamental shift in our strategy and technology as well as executive re-alignment and will be excluded for purposes of calculating non-GAAP measures as they are not reflective of ongoing operating performance or comparisons in Nasdaq’s performance between periods. The restructuring charges primarily consisted of consulting services, asset impairment charges primarily related to capitalized software that was retired, and accelerated depreciation expense on certain assets as a result of a decrease in their useful life.

(4)

We have excluded certain other charges or gains that are the result of other non-comparable events to measure operating performance. These significant items primarily include a provision for notes receivable associated with the funding of technology development for the consolidated audit trail for the three months ended September 30, 2020 and September 30, 2019 and charitable donations made to the Nasdaq Foundation, COVID-19 response and relief efforts, and social justice charities for the three months ended June 30, 2020.

Nasdaq, Inc.

Quarterly Key Drivers Detail

(unaudited)

	Three Months Ended
	September 30,	June 30,	September 30,
	2020	2020	2019
Market Services
Equity Derivative Trading and Clearing
U.S. equity options
Total industry average daily volume (in millions)	28.1	26.6	17.8
Nasdaq PHLX matched market share	12.8%	11.4%	15.5%
The Nasdaq Options Market matched market share	9.6%	10.4%	8.8%
Nasdaq BX Options matched market share	0.2%	0.2%	0.2%
Nasdaq ISE Options matched market share	6.9%	8.3%	9.0%
Nasdaq GEMX Options matched market share	6.3%	5.6%	4.4%
Nasdaq MRX Options matched market share	0.9%	0.5%	0.3%

Total matched market share executed on Nasdaq’s exchanges	36.7%	36.4%	38.2%
Nasdaq Nordic and Nasdaq Baltic options and futures
Total average daily volume options and futures contracts (1)	256,478	292,551	329,409

Cash Equity Trading
Total U.S.-listed securities
Total industry average daily share volume (in billions)	9.9	12.4	6.9
Matched share volume (in billions)	123.7	142.7	90.3
The Nasdaq Stock Market matched market share	18.0%	16.8%	18.0%
Nasdaq BX matched market share	0.8%	0.9%	1.6%
Nasdaq PSX matched market share	0.6%	0.6%	0.7%

Total matched market share executed on Nasdaq’s exchanges	19.4%	18.3%	20.3%
Market share reported to the FINRA/Nasdaq Trade Reporting Facility	32.0%	31.5%	29.1%

Total market share (2)	51.4%	49.8%	49.4%
Nasdaq Nordic and Nasdaq Baltic securities
Average daily number of equity trades executed on Nasdaq’s exchanges	819,751	937,245	581,260
Total average daily value of shares traded (in billions)	$4.8	$5.6	$4.1
Total market share executed on Nasdaq’s exchanges	77.5%	76.4%	72.7%

Fixed Income and Commodities Trading and Clearing
Fixed Income
U.S. fixed income volume ($ billions traded)	$1,206	$1,246	$3,033
Total average daily volume of Nasdaq Nordic and traded Nasdaq Baltic fixed income contracts	87,668	116,057	104,092
Commodities
Power contracts cleared (TWh) (3)	195	184	194

Corporate Services
Initial public offerings
The Nasdaq Stock Market	105	42	41
Exchanges that comprise Nasdaq Nordic and Nasdaq Baltic	5	9	4
Total new listings
The Nasdaq Stock Market (4)	144	55	66
Exchanges that comprise Nasdaq Nordic and Nasdaq Baltic (5)	11	13	8
Number of listed companies
The Nasdaq Stock Market (6)	3,249	3,156	3,091
Exchanges that comprise Nasdaq Nordic and Nasdaq Baltic (7)	1,049	1,042	1,028

Information Services
Number of licensed exchange traded products (ETPs)	335	323	325
ETP assets under management (AUM) tracking Nasdaq indexes (in billions)	$313	$272	$207

Market Technology
Order intake (in millions) (8)	$84	$38	$62
Annualized recurring revenues (in millions) (9)	$278	$268	$255

(1)	Includes Finnish option contracts traded on Eurex for which Nasdaq and Eurex have a revenue sharing arrangement.
(2)

Includes transactions executed on The Nasdaq Stock Market’s, Nasdaq BX’s and Nasdaq PSX’s systems plus trades reported through the Financial Industry Regulatory Authority/Nasdaq Trade Reporting Facility.

(3)	Transactions executed on Nasdaq Commodities or OTC and reported for clearing to Nasdaq Commodities measured by Terawatt hours (TWh).
(4)	New listings include IPOs, including issuers that switched from other listing venues, closed-end funds and separately listed ETPs.
(5)	New listings include IPOs and represent companies listed on the Nasdaq Nordic and Nasdaq Baltic exchanges and companies on the alternative markets of Nasdaq First North.
(6)	Number of total listings on The Nasdaq Stock Market at period end, including 409 ETPs as of September 30, 2020, 410 ETPs as of June 30, 2020, and 382 ETPs as of September 30, 2019.
(7)	Represents companies listed on the Nasdaq Nordic and Nasdaq Baltic exchanges and companies on the alternative markets of Nasdaq First North at period end.
(8)	Total contract value of orders signed during the period.
(9)

Annualized Recurring Revenue, or ARR, for a given period is the annualized revenue of Market Technology support and SaaS subscription contracts. ARR is currently one of our key performance metrics to assess the health and trajectory of our business. ARR does not have any standardized definition and is therefore unlikely to be comparable to similarly titled measures presented by other companies. ARR should be viewed independently of revenue and deferred revenue and is not intended to be combined with or to replace either of those items. ARR is not a forecast and the active contracts during the reporting period used in calculating ARR may or may not be extended or renewed by our customers.